FOR IMMEDIATE RELEASE

Contact:    John G. Robinson
            President and Chief Executive Officer
            FedFirst Financial Corporation
            Donner at Sixth Street
            Monessen, Pennsylvania  15062
            (724) 684-6800

                         FEDFIRST FINANCIAL CORPORATION
                        ANNOUNCES RETIREMENT OF DIRECTOR

         Monessen, Pennsylvania, March 21, 2006 - FedFirst Financial Corporation (Nasdaq: FFCO) the holding company for First Federal Savings Bank, Monessen, Pennsylvania, announced today that John M. ("Bud") McGinley has notified the Board of Directors that he will retire from the Board as of the Company's upcoming annual meeting. As a result of Mr. McGinley's retirement, the Company intends to decrease the size of its board of directors to six members.

         "On behalf of our Board of Directors and all of our employees, I want to thank Bud McGinley for his 31 years of service to First Federal Savings Bank," stated John G. Robinson, President and Chief Executive Officer of the Company.

         FedFirst Financial Corporation is the holding company for First Federal Savings Bank. First Federal Savings Bank is a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial loans to individuals and businesses from seven locations in southwestern Pennsylvania.